Exhibit 3.4

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

ARTICLES OF AMENDMENT

StratCap Digital Infrastructure REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definition of “Independent Director” from Article IV in its entirety and substituting in lieu thereof a new definition of “Independent Director” to read as follows:

“Independent Director” shall mean a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Corporation, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds 5% of either the Director’s annual gross income, derived from all sources, during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.

SECOND: The Charter is hereby further amended by deleting Section 5.6 of Article V in its entirety and substituting in lieu thereof a new Section 5.6 to read as follows:

Section 5.6         Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws. No amendment of the Bylaws may be made if such amendment would be inconsistent with the Charter.

THIRD: The Charter is hereby further amended by deleting the third sentence of Section 7.1 of Article VII in its entirety and substituting in lieu thereof a new sentence to read as follows:

Upon commencement of the Initial Private Placement, a majority of the Directors shall be Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor.

FOURTH: The Charter is hereby further amended by deleting Section 8.7 of Article VIII in its entirety and substituting in lieu thereof a new Section 8.7 to read as follows:

Section 8.7         Acquisition Fees. The total of all Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to 6% of the Contract Purchase Price or, in the case of a Mortgage, 6% of the funds advanced; and provided, further, that a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.

FIFTH: The Charter is hereby further amended by deleting the first sentence of paragraph (c) of Section 9.3 of Article IX in its entirety and substituting in lieu thereof a new sentence to read as follows:

The Corporation shall not invest in or make any Mortgage unless an appraisal is obtained concerning the underlying property except for those loans insured or guaranteed by a government or government agency.

SIXTH: The Charter is hereby further amended by deleting the first sentence of paragraph (d) of Section 9.3 of Article IX in its entirety and substituting in lieu thereof a new sentence to read as follows:

The Corporation shall not invest in or make any Mortgage, including a construction loan, on any one Real Property if the aggregate amount of all mortgage loans on such Real Property, would exceed an amount equal to 85% of the appraised value of such Real Property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria.

SEVENTH: The Charter is hereby further amended by deleting paragraph (e) of Section 9.3 of Article IX in its entirety and substituting in lieu thereof a new paragraph (e) to read as follows:

(e)            The Corporation shall not make or invest in any Mortgages that are subordinate to any lien or other indebtedness or equity interest of the Advisor, any Director, the Sponsor or any Affiliate of the Corporation.

EIGHTH: The Charter is hereby further amended by deleting the second sentence of Section 11.2 of Article XI in its entirety and substituting in lieu thereof a new sentence to read as follows:

Without the approval of a majority of the Shares entitled to vote on the matter, the Board may not (i) amend the Charter to adversely affect the rights, preferences and privileges of the Stockholders; (ii) amend provisions of the Charter relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (iii) liquidate or dissolve the Corporation other than before the initial investment in Property; (iv) sell all or substantially all of the Corporation’s assets other than in the ordinary course of business; or (v) cause the merger or reorganization of the Corporation.

NINTH: The Charter is hereby further amended by deleting the first sentence of Section 11.6 of Article XI in its entirety and substituting in lieu thereof a new sentence to read as follows:

For each fiscal year after the Commencement of the Initial Public Offering, the Directors, including the Independent Directors, shall take reasonable steps to insure that the Corporation shall cause to be prepared and mailed or delivered to each holder of Common Shares as of a record date after the end of the fiscal year, within 120 days after the end of the fiscal year to which it relates, an annual report that shall include: (a) financial statements prepared in accordance with generally accepted accounting principles that are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Corporation and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Corporation; (d) the Total Operating Expenses of the Corporation, stated as a percentage of Average Invested Assets and as a percentage of its Net Income; (e) a report from the Independent Directors that the policies being followed by the Corporation are in the best interests of the holders of Common Shares and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Corporation, the Directors, the Advisor, the Sponsors and any Affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

TENTH: The Charter is hereby further amended by deleting paragraph (c) of Section 12.3 of Article XII in its entirety and substituting in lieu thereof a new paragraph (c) to read as follows:

(c)            Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide indemnification to an Indemnitee or any Person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

ELEVENTH: The Charter is hereby further amended by deleting the third sentence of Article XIII in its entirety and substituting in lieu thereof a new sentence to read as follows:

Any amendment to the Charter that would adversely affect the rights, preferences and privileges of the Stockholders and any amendment to Section 7.2 or 7.5 of Article VII, Article IX, Article X, Article XII or Article XIV hereof or this Article XIII (or any other amendment of the Charter that would have the effect of amending such sections) shall be valid only if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

TWELFTH: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

THIRTEENTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

FOURTEENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 20th day of December, 2024.

ATTEST:	STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

/s/ Scott Corkery	By:	/s/ James Condon	(SEAL)
Name: Scott Corkery		Name: James Condon
Title: Secretary		Title: President